Exhibit (d)(7)

Second AMENDMENT to

MUTUAL NON-DISCLOSURE AGREEMENT

This Second Amendment to Mutual Non-Disclosure Agreement (this “Amendment”) is entered into as of November 26, 2023, by and between Icosavax, Inc., a Delaware corporation (“Icosavax”), and AstraZeneca UK Limited, a company incorporated in England under No. 3674842 whose registered office is at 1 Francis Crick Avenue, Cambridge Biomedical Campus, Cambridge CB2 0AA, England on its behalf and on behalf of its Affiliates (as defined in the Agreement) (“Company”).

RECITALS

WHEREAS, Icosavax and the Company are parties to that certain Mutual Non-Disclosure Agreement, dated as of August 22, 2023, as amended by that certain First Amendment to Mutual Non-Disclosure Agreement, dated as of November 14, 2023 (as amended prior to the date hereof, the “Agreement”);

WHEREAS, Section 11 of the Agreement provides that the Agreement may not be amended except by a writing signed by both parties thereto; and

WHEREAS, pursuant to Section 11 of the Agreement, Icosavax and the Company desire to amend the Agreement as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Icosavax and the Company hereby agree as follows:

ARTICLE 1. Definitions; Effect of Amendment

1.1            Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

1.2            Effect of Amendment. The Agreement is amended as set forth in this Amendment. Except as specifically provided for in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect. Each reference in the Agreement to “hereof,” “hereunder” and “this Agreement” shall, from and after the date of this Amendment, refer to the Agreement, as amended by this Amendment. No reference to this Amendment need be made in any instrument or document making reference to the Agreement. The provisions of Sections 11, 12, 13, 14, 15, 16 and 18 of the Agreement (as amended by this Amendment) shall apply mutatis mutandis to this Amendment and to the Agreement as modified by this Amendment. The captions and headings in this Amendment are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Amendment. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

ARTICLE 2. Amendment

2.1            Permitted Use. The definition of “Permitted Use” contained in the preamble of the Agreement is hereby amended in its entirety and restated to be defined as:

“use in evaluating or pursuing a business relationship between the Parties”

2.2            Entire Agreement. Section 18 is hereby amended in its entirety and restated as follows:

“This Agreement is the final, complete and exclusive agreement of the Parties with respect to the subject matters hereof and supersedes and merges all prior discussions between the Parties with respect to such matters. For the avoidance of doubt, each Party hereby acknowledges and agrees (i) that all discussions and information shared by the parties since August 22, 2023 shall be governed by this Agreement and (ii) that to the extent any provision of this Agreement is inconsistent or conflicts with that certain Mutual Non-Disclosure Agreement, dated July 21, 2022, by and between the Parties (the “2022 NDA”), the terms of this Agreement shall govern and be controlling. The 2022 NDA shall otherwise remain in full force and effect.”

2.3            Data Protection Acknowledgement. Section 20 is hereby added to the Agreement as follows:

“Where a Party shares “Personal Data” (as that term, as well as “process”/“processing”, “Controller”, “Data Subject” are defined in all applicable laws and regulations relating to data protection, the processing of personal data, privacy and/or electronic communications in force from time to time, including, but not limited to the EU General Data Protection Regulation (“GDPR”), as well as the UK Data Protection Act and the GDPR as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (such laws and regulations, “Data Protection Laws”)) with the other Party, then the following shall apply: the Parties agree that the sharing and processing of Personal Data are necessary to support the purposes permitted pursuant to this Agreement. The Parties will comply with their respective obligations under all applicable Data Protection Laws in connection with this Agreement and each act as separate Controllers with regards to the processing of Personal Data they each undertake subject to this Agreement. Each Party represents and warrants that, in respect of any Personal Data it will share with the other Party, it has the authority to grant the rights contained in this Agreement between the Parties and to perform fully and completely its obligations thereunder and that the execution of this Agreement does not and will not violate any agreements which it has with third parties or any relevant laws, including but not limited to any Data Protection Laws.

Without prejudice to any other obligations or restrictions in this Agreement, where any Personal Data is shared with the Company, the Company will limit access to such Personal Data to those of its representatives and personnel who strictly need to access such Personal Data for the Permitted Use.

Icosavax may share certain information with the Company in a pseudonymized (key-coded) or de-identified form. The Company agrees that it shall maintain such information in such pseudonymized (key-coded) or de-identified form solely for the Permitted Use and shall not attempt to re-identify any individual to whom such information relates, including by using other information that the Company may lawfully possess and shall not seek to acquire further information for the purpose of re-identifying or which could reasonably be used to re-identify an individual to whom the any information disclosed by Icosavax relates.”

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the date first written above.

Icosavax, Inc.

By:	/s/ Cassia Cearley
Name:	Cassia Cearley
Title:	Chief Business Officer

AstraZeneca UK Limited

By:	/s/ Shaun Grady
Name:	Shaun Grady
Title:	SVP, Business Development Operations

[Signature Page to Second Amendment to Mutual Non-Disclosure Agreement]